                                                                    Exhibit 99.1

For information:  Scott Lamb
Telephone:  (713) 332-4751                                     December 19, 2003

     KAISER ALUMINUM RELUCTANTLY AGREES TO TERMINATION OF SALARIED EMPLOYEES
                                 RETIREMENT PLAN

      HOUSTON, Texas, December 19, 2003 -- Kaiser Aluminum said that it has been notified by the Pension Benefit Guaranty Corporation (PBGC) that the PBGC intends to assume responsibility for the Kaiser Aluminum Salaried Employees
Retirement Plan (KRP) as of December 17, 2003. After appropriate consultation with its advisors, the Unsecured Creditors' Committee, the Asbestos Claimants
Committee, and certain other constituents, the company has reluctantly agreed to the termination of the plan.

      The Company has stated since the inception of its Chapter 11 reorganization proceedings that pension obligations were one of the significant legacy factors that would have to be addressed during the reorganization process. Further, the Company has stated that it did not expect to make any pension contributions in respect of its domestic pension plans during the pendency of the cases because it believes that virtually all of such amounts are pre-petition obligations. In addition, the company also has previously stated
that termination of the pension plans was a possibility.

      The PBGC action does not address seven other defined benefit plans sponsored by the Company and thus does not resolve all the pertinent issues surrounding the Company's material pension obligations. As previously disclosed, the Company is discussing modification or termination of hourly retiree benefits pursuant to collective bargaining with the appropriate union representatives.

      Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

                                      F-965

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.